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Exhibit 23.2

                         Consent of Independent Auditors

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Capital One Financial Corporation for the registration of 3,738,830 shares of its common stock and to the incorporation by reference therein of our report dated January 16, 2001, except for Note E as to which the date is February 16, 2001, with respect to the consolidated financial statements of Capital One Financial Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

                                        November 2, 2001
                                        McLean, Virginia